Exhibit 2.9

SHAREHOLDER UNDERTAKING AND AGREEMENT

This SHAREHOLDER UNDERTAKING AND AGREEMENT (this “Undertaking”), dated as of January 13, 2017, is entered into by and among and Kitov Pharmaceuticals Holdings Ltd., an Israeli public company (“Company”) and Goldman Hirsh Partners Ltd. (the “Shareholder”).

RECITALS

A.       The Company and the Shareholder are parties to a Share Purchase Agreement dated as of January 12, 2017 (the “SPA”), pursuant to which the Buyer will acquire the Shares from Seller in exchange for the Consideration (each defined term above as defined in the SPA);

B.       Pursuant to the SPA, at the Closing (as defined in the SPA), the Company shall issue to the Shareholder, 11,292,508 Consideration Shares, representing approximately 6.86% (the “Initial Percentage”) of the total outstanding share capital of the Company as of immediately following the Closing;

C.       The purpose of this Undertaking is to set forth in writing the undertakings by the Shareholder relating to the ownership of the Shares (as defined below) by the Shareholder and certain other matters;

D.       Execution and delivery of this Undertaking by the Shareholder is a condition to the obligation of the Buyer and Company to consummate the transactions contemplated by the SPA; and

E.       The Shareholder represents and warrants that (i) the Ordinary Share Equivalents Beneficially Owned by the Shareholder and its Group Members, as a group, are as set forth in Exhibit A attached hereto; (ii) such Shareholder has the full legal capacity, power and authority to execute and deliver this Undertaking and to perform its obligations contemplated hereby; and (iii) such Shareholder and/or any of its Group Members is not a party to any shareholders agreement, voting arrangement or any other arrangement with respect to its holdings in the Company and all the Ordinary Share Equivalents Beneficially Owned by the Shareholder and its Group Members, as a group, held by the Shareholder and its Group Members, as a group, are not subject to any voting arrangement or any other arrangement which would contradict such Shareholder's obligations under this Undertaking.

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UNDERTAKING AND AGREEMENT

In consideration of the foregoing and the mutual representations, warranties, covenants and agreements contained herein and in the SPA, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Shareholder undertakes, and the Parties agree, as follows:

ARTICLE I
DEFINITIONS

Section 1.1 Certain Defined Terms. For purposes of this Undertaking:

“Activist Investor” means, as of any date, any Person that has, directly or indirectly through its publicly disclosed Affiliates, whether individually or as a member of a publicly disclosed Group, within the two-year period immediately preceding such date, and in each case with respect to the Company, any of its Subsidiaries or any of its or their equity securities (i) publicly made, engaged in or been a participant (as defined in Instruction 3 to Item 4 of Schedule 14A under the Exchange Act) in any “solicitation” of “proxies” (as such terms are defined in Regulation 14A as promulgated by the SEC and assuming for this purpose that the Company was subject to the proxy rules under Section 14 of the Exchange Act) or in the submission of position statements (as such term is used in the Israeli Companies Law) (including, in each case, similar concepts under Israeli or any other applicable law), to vote any equity securities of the Company or any of its Subsidiaries, including in connection with a proposed change in Control or other extraordinary or fundamental transaction involving the Company or any of its Subsidiaries, or a public proposal for the election or replacement of any directors of the Company or any of its Subsidiaries, not approved by the board of directors of the Company or such Subsidiary prior to first public disclosure thereof, (ii) publicly called, or publicly sought to call, a meeting of shareholders of the Company or any of its Subsidiaries or publicly initiated any shareholder proposal or meeting agenda item for action by shareholders of the Company or any of its Subsidiaries (including through action by written consent), in each case not approved by the board of directors of the Company or such Subsidiary prior to first public disclosure thereof, (iii) commenced a “tender offer” (as such term is used in Regulation 14D under the Exchange Act or in the Israeli Companies Law) to acquire equity securities of the Company or any of its Subsidiaries that was not approved (at or before the time of commencement) by the board of directors of the Company or such Subsidiary, (iv) otherwise publicly acted, alone or in concert with others, to seek to Control or influence the board of directors of the Company or shareholders of the Company or any of its Subsidiaries (provided that this clause (iv) is not intended to apply to the activities of any member of the board of directors of the Company or such Subsidiary, with respect to the Company or such Subsidiary, taken in good faith solely in his or her capacity as a director of the Company or such Subsidiary), (v) otherwise acted, alone or in concert with others or upon the recommendation of proxy advisory firms or in accordance with established internal proxy voting guidelines, to vote against any recommendations of the board of directors board of directors of the Company or influence the shareholders of the Company or any of its Subsidiaries with respect to any meeting agenda item for action by shareholders of the Company or any of its Subsidiaries, or (vi) publicly disclosed any intention, plan, arrangement or other Contract to do any of the foregoing.

“ADS” means American Depositary Shares representing Ordinary Shares, each ADS as of the date hereof representing twenty Ordinary Shares.

“Affiliate” (including, with a correlative meaning, “affiliated”) means, when used with respect to a specified Person, a Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by or is under common Control with such specified Person.

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“Beneficially Own”, “Beneficial Owner” and “Beneficial Ownership” mean, with respect to any securities, having “beneficial ownership” of such securities for purposes of Rule 13d-3 or 13d-5 under the Exchange Act (as in effect on the date of this Undertaking). In addition, a Person shall be deemed to be the Beneficial Owner of, and shall be deemed to Beneficially Own and have Beneficial Ownership of, any securities which are the subject of, or the reference securities for, or that underlie, any Derivative Instrument of such Person, with the number of securities Beneficially Owned being the notional or other number of securities specified in the documentation evidencing the Derivative Instrument as being subject to be acquired upon the exercise or settlement of such Derivative Instrument or as the basis upon which the value or settlement amount of such Derivative Instrument is to be calculated in whole or in part or, if no such number of securities is specified in such documentation, as determined by the Board in its sole discretion to be the number of securities to which the Derivative Instrument relates.

“Board” means the board of directors of the Company.

“Business Day” means a day that is not a Friday, Saturday, or a statutory or civic holiday in Tel Aviv, Israel or any other day on which banks in Tel Aviv, Israel are required or authorized to be closed.

“Company Competitor” means any Person competing with the Company with respect to any of its products.

“Contract” means any contract, agreement, instrument, undertaking, indenture, commitment, loan, license, settlement, consent, note or other legally binding obligation (whether or not in writing).

“Control”, “Controlled” and “Controlling” mean, when used with respect to any specified Person, the power to vote at least 25% of the voting power of a Person, or the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other interests, by Contract or otherwise, and the terms “Controlled by” and “under common Control with” shall be construed accordingly.

“Current Directors” means the directors serving on the Board as of the date of this Undertaking.

“Depositary” means the depositary with respect to the ADSs, which as of the date hereof is BNY Mellon.

“Derivative Instrument” means any and all derivative securities (as defined under Rule 16a-1 under the Exchange Act) that increase in value as the value of any Equity Securities of the Company increases, including a long convertible security, a long call option and a short put option position, in each case, regardless of whether (a) such derivative security conveys any voting rights in any Equity Security, (b) such derivative security is required to be, or is capable of being, settled through delivery of any Equity Security or (c) other transactions hedge the value of such derivative security.

“Equity Right” means, with respect to any Person, any security (including any preferred share, capital note, debt security or hybrid debt-equity security) or obligation convertible into or exercisable or exchangeable for, or giving any Person any right to subscribe for or acquire, or any options, calls, warrants, restricted shares, restricted shares units, deferred share awards, share units, “phantom” awards, dividend equivalents, participations, interests, rights or commitments relating to, or any share appreciation right or other instrument the value of which is determined in whole or in part by reference to the market price or value of, shares of capital stock or earnings of such Person.

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“Equity Securities” means (a) Ordinary Shares, ADSs, preferred shares or other capital stock or equity interests or equity-linked interests of the Company and (b) Equity Rights that are directly or indirectly exercisable or exchangeable for or convertible into Ordinary Shares, ADSs, preferred shares or other capital stock or equity interests or equity-linked interests of the Company.

“Exchange Act” means the United States Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder.

“Governmental Authority” means any (a) nation, region, state, county, city, town, village, district or other jurisdiction, (b) federal, state, local, municipal, foreign or other government, (c) department, agency or instrumentality of a federal, state, local, municipal, foreign or other government, including any state-owned or state controlled instrumentality of a foreign or other government, (d) governmental or quasi-governmental entity of any nature (including any governmental agency, branch, department or other entity and any court or other tribunal), (e) international or multinational organization formed by states, governments or other international organizations, (f) organization that is designated by executive order pursuant to Section 1 of the United States International Organizations Immunities Act (22 U.S.C. 288 of 1945), as amended, and the rules and regulations promulgated thereunder or (g) other body (including any industry or self-regulating body) exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police or regulatory authority or power of any nature.

“Group” has the meaning assigned to such term in Section 13(d)(3) of the Exchange Act.

“Group Member” means, with respect to any specified Person, any Affiliate of the specified Person that is, directly or indirectly, Controlled by the specified Person and includes any Person with respect to which the specified Person is a direct or indirect Subsidiary.

“Hedging Arrangement” means any transaction or arrangement, including through the creation, purchase or sale of any security, including any security-based swap, swap, cash-settled option, forward sale agreement, exchangeable note, total return swap or other derivative, in each case, the effect of which is to hedge the risk of owning Equity Securities.

“Incumbent Directors” means (a) the Current Directors, (b) new directors nominated or appointed by a majority of the Current Directors and (c) other directors nominated or appointed by a majority of the Current Directors and other Incumbent Directors.

“Israeli Companies Law” means the Israeli Companies Law, 5759-1999, as amended from time to time, including regulations thereunder and successor provisions and regulations thereto.

“Israeli Securities Laws” means the Israeli Securities Law, 5728-1968, the rules and regulations promulgated under thereunder, and any listing rules and regulations of the TASE.

“Law” means any supranational, international, national, federal, state, provincial, local or similar law (including common law), statute, code, order, ordinance, rule, regulation, treaty (including any tax treaty), license, permit, authorization, approval, consent, decree, injunction, binding judicial or administrative interpretation or other requirement, in each case enacted, promulgated issued or entered by a Governmental Authority.

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“Lock-Up Period” means, with respect to: (a) the Consideration Shares, the 12-month period commencing on the date of issuance of such Consideration Shares, and (b) any other Shares, the 12-month period commencing on the date of issuance or acquisition of such Shares.

“Ordinary Shares” means the ordinary shares of the Company, no par value.

“Ordinary Share Equivalents” means (i) in the case of an Ordinary Share, one Ordinary Share or (ii) in the case of an ADS, the number of Ordinary Shares represented by such ADS. For purposes of calculating the number of Ordinary Share Equivalents outstanding, Ordinary Shares underlying ADSs shall not be counted separately as being outstanding (i.e., such Ordinary Shares shall be counted only once).

“Party” means a party to this Undertaking.

“Permitted Transferee” means the Shareholder and any direct or indirect wholly owned Subsidiary of the Shareholder; provided that if any such transferee of Shares ceases to be a direct or indirect wholly owned Subsidiary of the Shareholder, (a) such transferee shall, and the Shareholder shall procure that such transferee shall, immediately Transfer back the transferred Shares to the applicable transferor, or, if such transferor by that time is no longer a Permitted Transferee, to the Shareholder, as if such Transfer of such Shares had not taken place ab initio, and (b) the Company shall no longer, and shall instruct its transfer agent, Israeli registration company, the Depositary and other third parties to no longer, record or recognize such Transfer of such Shares on the shareholders’ register of the Company and/or the register of ADS holders of the Depositary.

“Person” means any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, unincorporated association, corporation, firm or other entity or group (as defined in the Exchange Act) or any Governmental Authority.

“Prohibited Transferee” means (a) any Company Competitor, (or (b) any Person who after such Transfer, would Beneficially Own more than 5% of the Voting Securities and to the knowledge of the Shareholder, after due inquiry on the date of the applicable Transfer, would report its ownership position on Schedule 13D (or successor form).

“Representatives” means, as to any Person, its Affiliates and its and their respective directors, officers, managers, employees, agents, attorneys, accountants, financial advisors and other advisors or representatives.

“Rule 144” means Rule 144 promulgated by the SEC pursuant to the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the SEC having substantially the same effect as such Rule.

“Rule 415” means Rule 415 promulgated by the SEC pursuant to the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the SEC having substantially the same effect as such Rule.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933 and the rules and regulations promulgated thereunder.

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“Securities Laws” means the Securities Act, the Exchange Act and the Israeli Securities Laws.

“Share Percentage Cap” means the Initial Share Percentage; provided that (a) immediately following any Transfer of Shares by the Shareholder (other than to a Permitted Transferee), the Share Percentage Cap shall be reduced to a percentage equal to (i) the aggregate number of Ordinary Share Equivalents Beneficially Owned by the Shareholder and its Group Members immediately following such Transfer of Shares (excluding any Ordinary Share Equivalents for which Beneficial Ownership was acquired in violation of this Undertaking prior to such Transfer), divided by (ii) the aggregate number of Ordinary Share Equivalents outstanding immediately following such Transfer of Shares; (b) the Share Percentage Cap shall in no event be less than 1%; and (c) to the extent that any Shares that are deemed to have been Transferred pursuant to any Hedging Arrangement are subsequently returned or released to the Shareholder by a counterparty with respect to such Hedging Arrangement (including as a result of the Shareholder electing cash settlement of such Hedging Arrangement), such Shares shall be treated as if they had not been Transferred by the Shareholder for purposes of this Undertaking and the Share Percentage Cap shall be adjusted accordingly.

“Shares” means (a) the Consideration Shares and (b) any Equity Securities issued or issuable with respect to the Consideration Shares on or after the date of this Undertaking by way of a share dividend or share split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization and (d) any other Equity Securities held by the Shareholder or any of its Affiliates.

“Standstill Level” means, as of any date, a number of Ordinary Share Equivalents equal to (a) the Share Percentage Cap, multiplied by (b) the number of Ordinary Shares outstanding on such date.

“Standstill Period” means the period beginning on the date hereof and ending on the first Business Day on which the Shareholder and its Group Members, together with the other former shareholders of Tyrnovo Ltd. which were issued any Consideration Shares pursuant to such Person’s applicable SPA, and their respective Group Members collectively Beneficially Own a number of Ordinary Share Equivalents less than 1% of the then issued and outstanding Ordinary Shares; provided that for purposes of Section 4.1(a) only, “Standstill Period” shall mean the period beginning on the date hereof and ending on the first Business Day on which none of the Shareholder or its Group Members Beneficially Own any Ordinary Shares or ADSs.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or business entity of which a majority of the total voting power or control of such entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof.

“TASE” means the Tel Aviv Stock Exchange.

“Voting Securities” means the Ordinary Share Equivalents and any other securities of the Company entitled to vote at any general meeting of the Company.

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ARTICLE II
TRANSFER RESTRICTIONS

Section 2.1 Restrictions on Transfer. The right of the Shareholder and its Affiliates to directly or indirectly, in any single transaction or series of related transactions, sell, assign, pledge, hypothecate or otherwise transfer (or enter into any Contract or other obligation regarding the future sale, assignment, pledge or transfer of) Beneficial Ownership of (each, a “Transfer”) any Shares is subject to the restrictions set forth in this Article II, and no Transfer of Shares by the Shareholder or any of its Affiliates may be effected except in compliance with this Article II. Any attempted Transfer in violation of this Undertaking shall be of no effect and null and void, regardless of whether the purported transferee has any actual or constructive knowledge of the Transfer restrictions set forth in this Undertaking, and shall not be recorded on the stock transfer books of the Company or the Depositary or any local custodian or transfer agent.

(a)       The Shareholder shall not directly or indirectly, in any single transaction or series of related transactions, Transfer any Shares during the applicable Lock-Up Period without the prior written consent of the Company, other than:

(i)       a Transfer of Shares in response to a tender or exchange offer by any Person that has been approved or recommended by the Board (provided a majority of directors at the time of such approval or recommendation are Incumbent Directors) or a Transfer of Shares permitted by Section 2.1(e);

(ii)      a Transfer of Shares to the Company or a Subsidiary of the Company;

(iii)     a Transfer of Shares to a Permitted Transferee, so long as such Permitted Transferee, to the extent it has not already done so, executes a customary joinder to this Undertaking, in form and substance reasonably acceptable to the Company, in which such Permitted Transferee agrees to be bound by the terms of this Undertaking as if such Permitted Transferee was an original party hereto;

(iv)      a Transfer of Shares as a result of any acquisition of outstanding stock of Shareholder (by merger, consolidation or otherwise) or any sale of all or substantially all of the assets of Shareholder; provided that any such Transfer that would result in any Person becoming the ultimate parent entity of the Shareholder (such that the Shareholder is a direct or indirect Subsidiary of another Person or all or substantially all of the Shareholder’s assets have been acquired by another Person) shall be subject to Section 5.6;

provided, in each case, that any such Transfer is made in accordance with all applicable Laws.

(b)       Following the Lock-Up Period of any Shares, the Shareholder shall be entitled to Transfer the applicable Shares in its sole discretion, subject to Section 2.1(d) and provided that the Shareholder shall not directly or indirectly, in any single transaction or series of related transactions, Transfer any Shares:

(i)       other than in accordance with all applicable Laws and the other terms and conditions of this Undertaking; or

(ii)      to any Prohibited Transferee (except in a Permitted Transfer).

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The Shareholder shall not be deemed to have breached its obligations under Section 2.1(b)(ii) as it relates to Prohibited Transferees with respect to the Transfer of Shares to any Person so long as the Shareholder acts in good faith, based on generally available public information and the advice of its financial advisors, to determine whether such Person is a Prohibited Transferee.

(c)       “Permitted Transfer” means, in each case, following the expiration of the Lock-Up Period and so long as such Transfer is in accordance with applicable Law:

(i)       a Transfer of Shares in accordance with Section 2.1(a);

(ii)      a Transfer of Shares effected through a “brokers’ transaction” as defined in Rule 144(g) executed on a securities exchange or over- the-counter market by a securities broker-dealer acting as agent for the Shareholder (so long as such Transfer is not directed by the Shareholder to be made to a particular counterparty or counterparties and the Shareholder reasonably believes, after due inquiry, as of the date of such Transfer, that the Transfer executed by such broker-dealer is not or will not be to a Prohibited Transferee);

(iii)     a Transfer of Shares to a counterparty (other than a Prohibited Transferee) in connection with a Hedging Arrangement, including any related Transfer of Shares or other Equity Securities by any such counterparty to any other Person (so long as such Transfer by such counterparty is not at the express direction of the Shareholder and the Shareholder reasonably believes, after due inquiry, as of the date of such Transfer, that the Transfer by such counterparty is not or will not be to a Prohibited Transferee); or

(iv)      a Transfer of Shares permitted by Section 2.1(e).

(d)       Notwithstanding anything to the contrary contained herein but subject to Section 2.1(e), the Shareholder shall not Transfer, or cause or permit the Transfer of, any Shares in connection with any “tender offer” (as such term is used in Regulation 14D under the Exchange Act or Chapters Two and Three of Part VIII of the Israeli Companies Law) or any merger or merger-type transaction, which is either not approved or recommended by the Board or approved or recommended by the Board when a majority of directors at the time of such approval or recommendation are not Incumbent Directors.

(e)       Notwithstanding anything to the contrary herein, nothing in this Undertaking will prohibit the Shareholder from agreeing to, and from Transferring, or causing or permitting the Transfer of, any Shares in connection with, any “special tender offer” under Chapter Two of Part VIII of the Israeli Companies Law with respect to which the Board comprising a majority of directors who are Incumbent Directors has determined not to express or make a recommendation (whether in favor or against).

(f)       The entry by the Shareholder into a Hedging Arrangement with respect to any Shares shall be deemed to be a Transfer of such Shares for purposes of this Undertaking and shall be subject to the provisions of this Section 2.1.

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ARTICLE III
VOTING and proxies

Section 3.1 Voting Undertakings.

(a)       During any Lock Up Period with respect to any number of Ordinary Share Equivalents Beneficially Owned by the Shareholder and its Group Members, as a group, and, subsequent to such Lock Up Period for so long as the aggregate number of Ordinary Share Equivalents Beneficially Owned by the Shareholder and its Group Members, as a group, together with the other former shareholders of Tyrnovo Ltd. which were issued any Consideration Shares pursuant to such Person’s applicable SPA, and their respective Group Members, is greater than or equal to 1% of the then issued and outstanding Ordinary Shares (hereinafter, the “Voting Undertaking Period”), the Shareholder shall cause all of the Voting Securities Beneficially Owned by it or any of its Group Members or over which it or any of its Group Members has voting control to be voted, (i) in favor of all those persons nominated and recommended to serve as directors of the Company by the Board and/or any applicable committee thereof (provided a majority of directors on the Board and/or such committee at the time of such approval or recommendation are Incumbent Directors), (ii) with respect to any matter relating to remuneration of directors, directors’ insurance or indemnification or release from liability of directors, in favor of the proposal recommended by the Board following the prior recommendation by any applicable statutory independent committee thereof (provided a majority of directors on the Board and/or such committee at the time of such approval or recommendation are Incumbent Directors); provided, however, that in the event such matter relating to remuneration of directors, directors’ insurance or indemnification or release from liability of directors is a matter in which all of the Incumbent Directors (including any on the applicable statutory independent committee of the Board approving such matter) have a personal interest, then in a manner which is proportionally consistent with the votes received by the Company on behalf of any Ordinary Shares not Beneficially Owned by the Shareholder or any of its Group Members (excluding the votes of any Activist Investors and/or any discretionary proxies which may have been received by the Company), and (iii) with respect to any other action, proposal or matter to be voted on by the shareholders of the Company (including through action by written consent), in accordance with the recommendation of the Board or any applicable committee thereof (so long as a majority of directors on the Board and/or such committee at the time of such recommendation are Incumbent Directors); provided, however, that the undertakings in sub-clauses (ii) and (iii) above shall not apply to matters which require the declaration of a personal interest and/or affiliation with a controlling shareholder as defined in, and in accordance with, the Israeli Companies Law (the “Voting Undertaking”). Notwithstanding the foregoing, the Shareholder and its Group Members shall be free to vote at their discretion in connection with any proposal submitted for a vote of the shareholders of the Company in respect of (A) the issuance of Equity Securities in connection with any merger, consolidation or business combination of the Company, (B) any merger, consolidation or business combination of the Company or (C) the sale of all or substantially all the assets of the Company, except in each of clause (A), (B) and (C) where such proposal has not been approved or recommended by the Board or has been approved or recommended by the Board when a majority of directors at the time of such approval or recommendation are not Incumbent Directors, in which event the Voting Undertaking shall apply.

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(b)       During any Voting Undertaking Period, with respect to any matter that the Shareholder is required to vote on in accordance with Section 3.1(a), the Shareholder shall cause each Voting Security owned by it or over which it has voting control to be voted by completing the proxy forms distributed by the Company or the voting instructions distributed by the Depositary, as applicable, and not by any other means. The Shareholder shall deliver the completed proxy form to the Company or the completed voting instruction form to the Depositary (with a copy sent to the Company Secretary), as applicable, no later than five (5) Business Days prior to the date of such general meeting of the Company. Upon the written request of the Company, the Shareholder hereby agrees to take such further action or execute such other instruments as may be reasonably necessary to effectuate the intent of this Section 3.1(b).

Section 3.2 Irrevocable Proxy.

(a)       By execution of this Undertaking, Shareholder does hereby appoint Company, or any duly authorized agent thereof, with full power of substitution and resubstitution, as Shareholder’s true and lawful attorney and irrevocable proxy, to the fullest extent of the Shareholder’s rights with respect to each Voting Security owned by it or over which it has voting control, solely with respect to any matter that the Shareholder is required to vote on in accordance with Section 3.1(a) hereof, and for which matters such Shareholder is not required to provide a declaration of a personal interest and/or affiliation with a controlling shareholder as defined in, and in accordance with, the Israeli Companies Law, if the Shareholder is unable or unwilling to perform his, her or its obligations under this Undertaking (the “Proxy”). Shareholder intends this Proxy to be irrevocable and coupled with an interest hereunder until the end of the term of this Undertaking (as set forth in Section 5.3 hereof).

(b)       Without prejudice to that which is set forth in Section 4.7 to the Deposit Agreement dated November 25, 2015 by and amongst the Depositary, the Company, and owners and holders of ADSs, as amended, and as may be amended in the future, the Shareholder hereby expressly and irrevocably revokes any, (i) proxies previously granted with respect to each Voting Security owned by it or over which it has voting control and represents that none of such previously-granted proxies are irrevocable, and/or, (ii) until the end of the term of this Undertaking (as set forth in Section 5.3 hereof), any proxies it may grant with respect to each Voting Security owned by it or over which it has voting control which are not in accordance with the terms and conditions of this Undertaking and any such proxies shall be deemed void ab initio, and to any such extent as such may not be deemed void ab initio under any applicable legal doctrine, such shall nonetheless be deemed superseded and replaced by the Proxy, which shall be deemed to have been issued later than any other such proxy.

Section 3.3 Control Block Limitations

(a)       To such extent that the Voting Undertaking and/or the Proxy shall, on its own, or aggregated under applicable law with one or more voting undertakings, proxies, voting agreements or any other such instruments (“Voting Instruments”) which were duly entered into by the parties to such instruments, be deemed to create a “controlling block” necessitating a “special tender offer” under Chapter Two of Part VIII of the Israeli Companies Law (“Control Block”), and without prejudice, however, to any of the Shareholder’s other obligations pursuant to this Undertaking with respect to each Voting Security owned by it or over which it has voting control, the Voting Undertaking and/or the Proxy shall immediately be deemed null and void, but only with respect to the minimal number of Voting Securities as shall be necessary to have the effect that the Voting Securities to which such Voting Undertaking and/or Proxy continues to apply will not be above the applicable threshold in the Israeli Companies Law which causes the creation of such a Control Block, all as determined by the Company in its sole and absolute discretion.

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(b)       In the event that the entry into any Voting Instruments by the Shareholder is in breach of this Undertaking, or in breach of any other agreement between the parties to such Voting Instrument(s) and the Company, the Shareholder does hereby appoint Company, or any duly authorized agent thereof, with full power of substitution and resubstitution, as Shareholder’s true and lawful attorney and irrevocable proxy, to the fullest extent of the Shareholder’s rights with respect to such Voting Instrument, to take any action, at Shareholder’s expense, to terminate or invalidate such Voting Instrument it order to prevent the creation of such a Control Block.

ARTICLE IV
STANDSTILL

Section 4.1 Restrictions. During the Standstill Period, the Shareholder shall not, directly or indirectly, and shall cause its Representatives (to the extent acting on behalf of the Shareholder) and Group Members not, directly or indirectly, to, without the prior written consent of, or waiver by, the Company:

(a)       subject to Section 4.2, acquire, offer or seek to acquire, agree to acquire or make a proposal (including any private proposal to the Company or the Board) to acquire, by purchase or otherwise (including through the acquisition of Beneficial Ownership), any securities (including any Equity Securities or Voting Securities) or Derivative Instruments, or direct or indirect rights to acquire any securities (including any Equity Securities or Voting Securities) or Derivative Instruments, of the Company or any Subsidiary or Affiliate of the Company or any successor to or Person in Control of the Company, or any securities (including any Equity Securities or Voting Securities) or indebtedness convertible into or exchangeable for any such securities or indebtedness; provided that the Shareholder may acquire, offer or seek to acquire, agree to acquire or make a proposal to acquire Ordinary Share Equivalents (and any securities (including any Equity Securities or Voting Securities) convertible into or exchangeable for Ordinary Share Equivalents) and Derivative Instruments with respect to Ordinary Share Equivalents, if, immediately following such acquisition, the collective Beneficial Ownership of Ordinary Share Equivalents of the Shareholder and its Group Members, as a group, would not exceed the Standstill Level;

(b)       offer, or seek to acquire, or participate in any acquisition of a majority of the consolidated assets of the Company and its Subsidiaries, taken as a whole;

(c)       conduct, fund or otherwise become a participant in any “tender offer” (as such term is used in Regulation 14D under the Exchange Act or Chapters Two and Three of Part VIII the Israeli Companies Law) or in any merger or merger type transaction, involving Equity Securities, Voting Securities or any securities convertible into, or exercisable or exchangeable for, Equity Securities or Voting Securities, in each case either not approved by the Board or approved by the Board when a majority of directors at the time of such approval or recommendation are not Incumbent Directors;

(d)       otherwise act in concert with others to seek to control or influence the Board or shareholders of the Company or its Subsidiaries or Affiliates; provided that nothing in this clause (d) shall preclude the Shareholder or its Representatives from engaging in discussions with the Company or its Representatives;

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(e)       make or join or become a participant (as defined in Instruction 3 to Item 4 of Schedule 14A under the Exchange Act) in (or in any way knowingly encourage) any “solicitation” of “proxies” (as such terms are defined in Regulation 14A as promulgated by the SEC and assuming for this purpose that the Company was subject to the proxy rules under Section 14 of the Exchange Act) (including, in each case, similar concepts under Israeli law, including submission of positions statements), or consent to vote any Voting Securities or any of the voting securities of any Subsidiaries or Affiliates of the Company (including through action by written consent), or otherwise knowingly advise or influence any Person with respect to the voting of any securities of the Company or its Subsidiaries or Affiliates;

(f)       make any public announcement with respect to, or solicit or submit a proposal for, or offer, seek, propose or indicate an interest in (with or without conditions) any merger or merger type transaction, including, but not limited to, a merger pursuant to Chapter One of Part VIII or Chapter Three of Part IX of the Israeli Companies Law, consolidation, business combination, “tender offer” (as such term is used in Regulation 14D under the Exchange Act or Chapters Two and Three of Part VIII of the Israeli Companies Law), recapitalization, reorganization, purchase or license of a material portion of the assets, properties, securities or indebtedness of the Company or any Subsidiary or Affiliate of the Company, or other similar extraordinary transaction involving the Company, any Subsidiary of the Company or any of its securities or indebtedness, or enter into any discussions, negotiations, arrangements, understandings or agreements (whether written or oral) with any other Person regarding any of the foregoing;

(g)       call or seek to call a meeting of shareholders of the Company or initiate any shareholder proposal or meeting agenda item for action of the Company’s shareholders, or seek election or appointment to or to place a representative on the Board or seek the removal of any director from the Board;

(h)       form, join, become a member or in any way participate in a Group (other than with the Shareholder, any of its Group Members or any counterparty (other than a Prohibited Transferee) in connection with a Hedging Arrangement that complies with Section 2.1(c)(iii)) with respect to the securities of the Company or any of its Subsidiaries or Affiliates;

(i)       deposit any Voting Securities in a voting trust or similar Contract or subject any Voting Securities to any voting agreement, pooling arrangement or similar arrangement or Contract, or grant any proxy with respect to any Voting Securities (in each case, other than (i) with the Shareholder or any of its wholly owned Subsidiaries, (ii) as part of a Hedging Arrangement that complies with Section 2.1(c)(iii) or (iii) in accordance with Section 3.1);

(j)       make any proposal or disclose any plan, or cause or authorize any of its and their directors, officers, employees, agents, advisors and other Representatives to make any proposal or disclose any plan on its or their behalf, inconsistent with the foregoing restrictions;

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(k)       knowingly take any action or cause or authorize any of its and their directors, officers, employees, agents, advisors and other Representatives to take any action on its or their behalf, that would reasonably be expected to require the Company or any of its Subsidiaries or Affiliates to publicly disclose any of the foregoing actions or the possibility of a business combination, merger or other type of transaction or matter described in this Section 4.1;

(l)       knowingly advise, assist, arrange or otherwise enter into any discussions or arrangements with any third party with respect to any of the foregoing; or

(m)       directly or indirectly, contest the validity of, any provision of this Section 4.1 (including this subclause) or Section 3.1 (whether by legal action or otherwise).

Section 4.2 Exclusions. The prohibition in Section 4.1(a) shall not apply to the activities of the Shareholder or any of its Group Members in connection with:

(a)       acquisitions made as a result of a stock split, stock dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change approved or recommended by the Board (provided a majority of directors at the time of such approval or recommendation are Incumbent Directors); or

(b)       acquisitions made in connection with a transaction or series of related transactions in which the Shareholder or any of its Group Members acquires a previously unaffiliated business entity that Beneficially Owns Equity Securities, Voting Securities or Derivative Instruments, or any securities convertible into, or exercisable or exchangeable for, Equity Securities, Voting Securities or Derivative Instruments, at the time of the consummation of such acquisition, provided that in connection with any such acquisition, the Shareholder or such applicable Group Member, as the case may be, either (A) causes such entity to divest the Equity Securities, Voting Securities or Derivative Instruments, or any securities convertible into, or exercisable or exchangeable for, Equity Securities, Voting Securities or Derivative Instruments, Beneficially Owned by the acquired entity within a period of one hundred twenty (120) calendar days after the date of the consummation of such acquisition, or (B) divests the Equity Securities, Voting Securities or Derivative Instruments, or any other securities convertible into, or exercisable or exchangeable for, Equity Securities, Voting Securities or Derivative Instruments, Beneficially Owned by the Shareholder and its Affiliates, in an amount so that the Shareholder and its Affiliates, together with such acquired business entity, shall not, acting alone or as part of a Group, directly or indirectly, Beneficially Own a number of Ordinary Share Equivalents in excess of the Standstill Level following such acquisition, and prior to the disposition thereof, such Ordinary Share Equivalents or other Voting Securities remain subject to the terms of this Undertaking in all respects, or (C) causes such entity to execute a customary joinder to this Undertaking, in form and substance reasonably acceptable to the Company, in which such entity agrees to be bound by the terms of this Undertaking as if such entity was an original party hereto.

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ARTICLE V
MISCELLANEOUS

Section 5.1 Notices. All notices and other communications made pursuant to or under this Undertaking will be in writing and will be deemed to have been duly given or made (a) when personally delivered, (b) when transmitted by facsimile or electronic mail if such transmission occurs on a Business Day before 5:00 p.m. (recipient local time), or the next succeeding Business Day if such transmission occurs at any other time, (c) three Business Days after deposit with a nationally recognized international overnight courier service, or (d) ten Business Days after the mailing if sent or by registered or certified international mail, postage prepaid, return receipt requested. All notices and other communications under this Undertaking will be delivered to the addresses set forth below, or such other address as such Party may have given to the other Parties by notice pursuant to this Section 5.1:

If to the Shareholder:

Goldman Hirsh Partners Ltd.

Abba Even 1, Herzliya Pituach, Israel

Attention: Gil Pogozelich

Fax: 972-9-7711805

email: gil@goldman-hirsh.com

If to the Company:

Kitov Pharmaceuticals Holdings Ltd.

One Azrieli Center, Round Tower, 23rd Floor

132 Menachem Begin Road

Email: avraham@kitovpharma.com

Attention: Avraham Ben-Tzvi, Adv.

Section 5.2 Expenses. Except as otherwise provided herein, all fees and expenses incurred in connection with or related to the transactions contemplated hereby will be paid by the Party incurring such fees or expenses. In the event of termination of this Undertaking, the obligation of each Party to pay its own expenses will be subject to any rights of such Party arising from a breach of this Undertaking by the other.

Section 5.3 Term. Notwithstanding anything contained herein to the contrary, this Undertaking shall terminate, and all rights and obligations hereunder shall cease, on the date upon which the Shareholder together with the other former shareholders of Tyrnovo Ltd. which were issued any Consideration Shares pursuant to such Person’s applicable SPA, and their respective Group Members, no longer Beneficially Owns Shares representing in the aggregate at least 1% of the issued and outstanding Ordinary Shares, provided that in no event shall this Undertaking terminate prior to expiration of the last Lock-Up Period.

Section 5.4 Entire Undertaking. This Undertaking constitutes the entire agreement of the Parties relating to the subject matter hereof and thereof and supersedes all prior and contemporaneous agreements, negotiations, correspondence, undertakings and communications of the Parties, oral or written, with respect to the subject matter hereof.

Section 5.6 Successors. This Undertaking will be binding upon the Parties and their respective successors, permitted assigns, executors and legal representatives. Without limiting ARTICLE II hereof in any way, the Shareholder agrees that this Undertaking and the obligations hereunder shall attach to the Shares from the date hereof through the term of this Undertaking (pursuant to Section 5.3) and shall be binding upon any person to which legal or beneficial ownership of the Shares shall pass, whether by operation of law or otherwise, including the Shareholder’s heirs, guardians, administrators or successors, and the Shareholder further agrees to take all actions necessary to effectuate the foregoing.

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Section 5.7 Assignments. All the provisions of this Undertaking by or for the benefit of the Shareholder or of the Company shall bind and inure to the benefit of their respective successors and permitted assigns Nothing in this Undertaking will limit the ability of the Company to assign its rights or obligations hereunder in connection with a merger, consolidation, combination, reorganization or similar transaction or the transfer, sale, lease, conveyance or disposition of all or substantially all of its assets. The Shareholder will not enter into any transaction pursuant to which any Person would become its ultimate parent entity (such that the Shareholder is a direct or indirect Subsidiary of another Person or all or substantially all of the Shareholder’s assets have been acquired by another Person) without causing such Person to assume all of the Shareholder’s obligations under this Undertaking effective as of the consummation of such transaction. Any attempted assignment in violation of this Section 5.6 will be void ab initio.

Section 5.8 Amendment; Waiver. This Undertaking will not be amended, modified or waived in any manner without the consent in writing duly executed and delivered by the Company as authorized to do so by the Board when a majority of directors at the time of such authorization are Incumbent Directors. No failure or delay of any Party to exercise any right or remedy given to such Party under this Undertaking and no custom or practice of the Parties in variance with the terms hereof, will constitute a waiver of any Party’s right to demand exact compliance with the terms hereof. Any written waiver will be limited to those items specifically waived therein and will not be deemed to waive any future breaches or violations or other non-specified breaches or violations unless, and to the extent, expressly set forth therein.

Section 5.9 Severability. If any term or provision of this Undertaking is held invalid, illegal or unenforceable in any respect under any applicable Law, the validity, legality and enforceability of all other terms and provisions of this Undertaking will not in any way be affected or impaired. If the final judgment of a court of competent jurisdiction or other Governmental Authority declares that any term or provision hereof is invalid, illegal or unenforceable, the Parties agree that the court making such determination will have the power to reduce the scope, duration, area or applicability of the term or provision, to delete specific words or phrases, or to replace any invalid, illegal or unenforceable term or provision with a term or provision that is valid, legal and enforceable and that comes closest to expressing the intention of the invalid, illegal or unenforceable term or provision.

Section 5.10 No Ownership Interest. Nothing contained in this Undertaking shall be deemed to vest in the Company any direct or indirect ownership or incidence of ownership of or with respect to any Ordinary Share Equivalents Beneficially Owned by the Shareholder or its Group Members. All rights, ownership and economic benefits of and relating to any Ordinary Share Equivalents Beneficially Owned by the Shareholder or its Group Members shall remain vested in and belong to the Shareholder or the applicable Group Member, and the Company does not have authority to manage, direct, superintend, restrict, regulate, govern, or administer any of the policies or operations of the Shareholder or its Group Members or exercise any power or authority to direct Shareholder or any of its Group Members in the voting of any of the Ordinary Share Equivalents Beneficially Owned by the Shareholder or its Group Members, except as otherwise provided herein.

Section 5.11 Governing Law. This Undertaking will be construed and enforced in accordance with, and will be governed exclusively by, the internal Laws of the State of Israel, without giving effect to any Law or rule that would cause the Laws of any jurisdiction other than the State of Israel to be applied.

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Section 5.12 Exclusive Jurisdiction. The Economic Division of the competent courts of Tel-Aviv, Israel shall have exclusive jurisdiction in all matters relating to any dispute arising out of or relating to this Undertaking, or the breach thereof, to the exclusion of any other jurisdiction. Each of the Parties (a) irrevocably consents to the exclusive jurisdiction and venue of the court as set forth above, (b) agrees that process may be served upon them in any manner authorized by the court for such persons, (c) waives the defense of an inconvenient forum and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and such process, and (d) agrees that a final judgment in such proceeding shall be final, binding and enforceable in any court of competent jurisdiction. Without prejudice to any of the provisions set forth in Section 5.12 below each Party agrees not to commence any legal proceedings subject to this Section 5.11 except in such courts.

Section 5.13 Specific Performance. The Shareholder agrees that irreparable damage would occur in the event that any of the provisions of this Undertaking were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the Company will be entitled to enforce specifically the provisions of this Undertaking, including obtaining an injunction or injunctions to prevent breaches or threatened breaches of this Undertaking, in any court designated to resolve disputes concerning this Undertaking (or, if such court lacks subject matter jurisdiction, in any appropriate court of competent jurisdiction), this being in addition to any other remedy to which the Company is entitled at Law or in equity. The Shareholder further agrees not to assert and waives (a) any defense in any action for specific performance that a remedy at Law would be adequate and (b) any requirement under any Law to post security or provide indemnity as a prerequisite to obtaining equitable relief.

Section 5.14 Other Remedies. Except to the extent set forth otherwise in this Undertaking, all remedies under this Undertaking expressly conferred upon the Company will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or in equity upon the Company, and the exercise by the Company of any one remedy will not preclude the exercise of any other remedy.

Section 5.15 Rules of Construction. The following rules of construction will govern the interpretation of this Undertaking:

(a)       all references to Articles, Sections or Schedules are to Articles, Sections or Schedules in this Undertaking, unless otherwise stated explicitly;

(b)       each accounting term not otherwise defined in this Undertaking has the meaning assigned to it in accordance with generally accepted accounting principles in the United States;

(c)       unless the context otherwise requires, words in the singular or plural include the singular and plural, and pronouns stated in either the masculine, the feminine or neuter gender will include the masculine, feminine and neuter;

(d)       whenever the words “include,” “includes” or “including” are used in this Undertaking they will be deemed to be followed by the words “but not limited to”;

(e)       the word “extent” in the phrase “to the extent” will mean the degree to which a subject or other thing extends, and such phrase will not simply mean “if”;

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(f)       references to any statute, rule, regulation or form (including in the definition thereof) will be deemed to include references to such statute, rule, regulation or form as amended, modified, supplemented or replaced from time to time (and, in the case of any statute, include any rules and regulations promulgated under such statute), and all references to any section of any statute, rule, regulation or form include any successor to such section;

(g)       time is of the essence with regard to all dates and time periods set forth or referred to in this Undertaking;

(h)       the subject headings of Articles and Sections of this Undertaking are included for purposes of convenience of reference only and will not affect the construction or interpretation of any of its provisions;

(i)       (i) the terms “hereof”, “herein”, “hereby”, “hereto”, and derivative or similar words refer to this entire Undertaking, including the Schedules and Exhibits hereto, (ii) the term “any” means “any and all” and (iii) the term “or” will not be exclusive and will mean “and/or”;

(j)       (i) references to “days” means calendar days unless Business Days are expressly specified, (ii) references to “NIS” mean New Israeli Shekels and (iii) references to “$” mean U.S. dollars;

(k)       the term “foreign” will mean non-U.S.; and

(l)       the Parties have participated jointly in the negotiation and drafting of this Undertaking; in the event an ambiguity or question of intent or interpretation arises, this Undertaking will be construed as if drafted jointly by the Parties, and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions hereof and the language used will be deemed to be the language chosen by the Parties to express their mutual intent.

Section 5.16 Counterparts; Deliveries. This Undertaking may be executed simultaneously in counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument. This Undertaking and any amendments hereto or thereto, to the extent signed and delivered by means of electronic transmission of .pdf files or other image files via e-mail, cloud-based transfer or file transfer protocol, or use of a facsimile machine, will be treated in all manners and respects and for all purposes as an original agreement or instrument and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party to any such agreement or instrument will raise the use of electronic transmission or a facsimile machine to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of electronic transmission or a facsimile machine as a defense to the formation or enforceability of a contract, and each such party forever waives any such defense.

[The remainder of this page is intentionally left blank.]

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IN WITNESS WHEREOF, the Parties have executed this Undertaking as of the date first written above.

SHAREHOLDER:

/s/ Gil Pogozelich
Goldman Hirsh Partners Ltd.
Abba Even 1, Herzliya Pituach, Israel
Attention: Gil Pogozelich
Fax: 972-9-7711805
email: gil@goldman-hirsh.com

ACCEPTED AND AGREED

KITOV PHARMACEUTICALS HOLDINGS LTD.

By:	/s/ Simcha Rock
Name:	Simcha Rock
Its:	CFO

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